UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2014

JAMESON STANFORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0963619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 W. Knox Rd., #202 Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2014, the Board of Directors of Jameson Stanford Resources Corporation (the “Company”) appointed Edward Brogan to serve as a member of its Board of Directors.

At this time, we do not have any written employment agreement or other formal compensation agreements with Mr. Brogan. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

Mr. Brogan, age 56, is an entrepreneur and investor with significant experience in the field of international corporate finance. Mr. Brogan was the Senior Advisor and director of Japan Advisory, a Japanese financial advisory company since he founded the company in May 2000. In addition, Mr. Brogan is an investor and manager of real estate projects in the development stage and currently owns and leases multiple residential real estate properties in Singapore. Mr. Brogan is also an investor in a variety of private equity transactions. From June 1998 to April 2000, Mr. Brogan was a managing director of Tiger Management LLC (“Tiger Management”) where he concentrated on regional equity investment opportunities, and was primarily responsible for the generation of long and short equity recommendations in publicly traded Japanese companies. From 1990 to 1998, Mr. Brogan worked as a sell-side financial analyst covering a range of Japanese industries, including the auto industry as a director at Salomon Smith Barney, where he was ranked by U.K. and U.S. clients in both the Institutional Investor (1997 All-Japan Research Team Poll) and Greenwich Analyst surveys in 1996 and 1997, from 1996 to June 1998 at Jardine Fleming’s Tokyo office where he focused on auto industry research, the Japanese game sector and software companies as a special situations analyst at Smith Barney. Prior to that, Mr. Brogan focused on Japanese small cap stocks at Marusan Securities in Tokyo. Mr. Brogan received a Bachelor of Arts degree (Summa cum laude) from Queens College of the City University of New York and a Masters Degree in Philology from the Harvard Graduate School of Arts and Sciences in Cambridge, MA.

On October 18, 2013, the Company issued a Series B convertible redeemable secured promissory note (the “Series B Note”), in the aggregate principal amount of $500,000, to Mr. Brogan. The proceeds of this loan were used primarily to continue the Company’s ongoing mineral exploration activities and for general working capital purposes.

The material terms of the Note include the following:

●	Principal amount: $500,000.

●	Interest rate: 12% per annum.

●	Due date: October 31, 2015. The Company is to pay the principal amount and all accrued and unpaid interest on or before the due date.

●	Redemption right: Any time the trading price of the Company’s common stock has been at or above $2.00 for 20 consecutive trading days, the Company has the right to redeem all or any part of the principal and accrued interest of the Series B Note, following written notice to the holder of the Series B Note.

●	Optional Conversion: At the option of the holder, the Series B Note may be converted into shares of the Company’s common stock at a conversion price equal to the lower of (a) $0.50 per share or (b) eighty percent (80%) of the per share price of any equity offering closed by the Company while the Series B Note remains outstanding.

●	Additionally, if the Company elects to take advantage of the redemption right, the holder has the opportunity to elect to take the cash payment or to convert all or any portion of the Series B Note and accrued interest into shares of the Company’s common stock.

●	The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

●	The Series B Note shall be senior in rank to any other debt held by our officers, directors or affiliates and may not be subordinated to any other debt issued by us without the written consent of the holder. In addition, the Series B Note shall rank pari passu in right of payment with $1,000,000 of additional convertible promissory notes of the Company, $500,000 of which has been previously issued and $500,000 that is currently being offered for sale by the Company.

In addition to the Series B Note, the Company issued a common stock warrant (the “Warrant”) to purchase up to 500,000 shares of its common stock at an initial exercise price of $1.00 per share. The Warrant may be exercised any time prior to October 31, 2015. The exercise price of the warrants is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events and may be exercised on a cashless basis.

To secure the Company’s performance under the Series B Note, the Company and Mr. Brogan also entered into a Pledge and Security Agreement (the “Security Agreement”) pursuant to which the Company granted a security interest in the Company’s mining claims and mineral leases related to the Chopar Mining Property, Star Mountain Mining District, located in Beaver County, Utah. The Series B Note shares the security interest under the Security Agreement on a pari passu basis with the Series A convertible redeemable secured promissory note issued on August 19, 2013 and with and $500,000 of convertible redeemable secured promissory notes previously offered for sale by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON STANFORD RESOURCES CORPORATION

Date: June 3, 2014	By:	/s/ Donna S. Moore
Donna S. Moore, Secretary